Exhibit 10.22

GUARANTY AND SECURITY AGREEMENT

Dated as of December 4, 2015

by

IRHYTHM TECHNOLOGIES, INC.,

as Borrower,

and

EACH OTHER GRANTOR

FROM TIME TO TIME PARTY HERETO

in favor of

BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP

as Lender

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE LENDER PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, THE TERMS OF THIS AGREEMENT, AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE LENDER HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF DECEMBER 4, 2015 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”) BY AND BETWEEN BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, AS LENDER UNDER THE BIOPHARMA LOAN AGREEMENT (AS DEFINED THEREIN) AND SILICON VALLEY BANK, AS LENDER UNDER THE SVB LOAN AGREEMENT (AS DEFINED THEREIN) AND ACKNOWLEDGED AND AGREED BY IRHYTHM TECHNOLOGIES, INC., AS BORROWER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

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TABLE OF CONTENTS

(continued)

ANNEXES

Annex 1	Form of Pledge Amendment
Annex 2	Form of Joinder Agreement
Annex 3	Form of Intellectual Property Security Agreement

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GUARANTY AND SECURITY AGREEMENT, dated as of December 4, 2015, by IRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Borrower”) and each other Person that becomes a party hereto pursuant to Section 8.6 (together with Borrower, “Grantors”), in favor of BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP (“Lender”) on behalf of itself and each other Secured Party.

W I T N E S S E T H:

WHEREAS, pursuant to the Loan Agreement dated as of December 4, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and between Borrower and Lender, Lender has agreed to make extensions of credit to Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Grantor other than Borrower has agreed to guaranty the Obligations (as defined in the Loan Agreement) of the Borrower;

WHEREAS, each Grantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Loan Agreement; and

WHEREAS, it is a condition precedent to the obligation of Lender to make its extensions of credit to Borrower under the Loan Agreement that the Grantors shall have executed and delivered this Agreement to Lender.

NOW, THEREFORE, in consideration of the premises and to induce Lender to enter into the Loan Agreement and to induce Lender to make its extensions of credit to Borrower thereunder, each Grantor hereby agrees with Lender as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. (a) Capitalized terms used herein without definition are used as defined in the Loan Agreement.

(b) The following terms have the meanings given to them in the Code and terms used herein without definition that are defined in the Code have the meanings given to them in the Code (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “account”, “account debtor”, “as-extracted collateral”, “certificated security”, “chattel paper”, “commercial tort claim”, “commodity contract”, “documents”, “deposit account”, “electronic chattel paper”, “equipment”, “farm products”, “fixture”, “general intangible”, “goods”, “health-care-insurance receivable”, “instruments”, “inventory”, “investment property”, “letter of credit”, “letter-of-credit right”, “money”, “proceeds”, “record”, “securities account”, “security”, “supporting obligation” and “tangible chattel paper”.

(c) The following terms shall have the following meanings:

“Agreement” means this Guaranty and Security Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable IP Office” means the United States Patent and Trademark Office or the United States Copyright Office.

“AR Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and between Silicon Valley Bank and Lender and acknowledged and approved by Borrower or, if replaced by another intercreditor agreement, such replacement (in either case, as amended, restated, supplemented or otherwise modified from time to time).

“Collateral” has the meaning specified in Section 3.1.

“Excluded Property” means, collectively: (i) any “intent to use” Trademark applications for which a statement of use or an amendment to allege use has not been filed (but only until such statement is filed) solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent to use Trademark applications under applicable federal law; (ii) any permit, lease, license, contract, instrument or other agreement (other than any Permitted License) held by any Grantor with respect to which, Borrower and Lender reasonably determine by mutual agreement that the grant to Lender of a security interest therein and Lien thereupon, and the pledge to Lender thereof, to secure the Obligations (and any guaranty thereof) are validly prohibited by Requirement of Law, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code (including Sections 9-406(d), 9-407(a), 9-408(a) and 9-409 of the Code) or any other applicable Requirement of Law; (iii) any permit, lease, license, contract, instrument or other agreement (other than any Permitted License) held by any Grantor with respect to which, Borrower and Lender reasonably determine by mutual agreement that the grant to Lender of a security interest in and Lien thereupon, and the pledge to Lender thereof, to secure the Obligations (and any guaranty thereof) require the consent, approval or waiver of any Governmental Authority or other third person (other than Borrower or an Affiliate of Borrower) and such consent, approval or waiver has not been obtained by such Grantor following its commercially reasonable efforts to obtain the same; (iv) Vehicles; (v) any other asset or property held by any Grantor with respect to which, Borrower and Lender reasonably determine by mutual agreement that the cost, difficulty, burden or consequences (including adverse tax consequences) of granting Lender a security interest therein and Lien thereupon, and pledging to Lender thereof, to secure the Obligations (and any guaranty thereof) are excessive relative to the value to be afforded to Lender thereby; (vi) any fee-owned real property with a fair market value of less than $500,000 and all leasehold interests; (vii) any other asset or property held by any Grantor (including any asset or property not located in the United States) with respect to which, Borrower and Lender reasonably determine by mutual agreement that the grant to Lender of a security interest therein and Lien thereupon, and the pledge to Lender thereof, to secure the Obligations (and any guaranty thereof) are specifically prohibited by Requirement of Law, but only, in each case, to the extent, and for so long as, such prohibition is not rendered or deemed ineffective by the Code (or any other applicable Requirement of Law) notwithstanding such prohibition; (viii) any other property or asset held by any Grantor that is a non-Wholly-Owned Subsidiary with respect to which, Borrower and Lender reasonably determine by mutual agreement that the grant to Lender of a security interest therein and Lien thereupon, and the pledge to Lender thereof, to secure the Obligations (and any guaranty thereof) are validly prohibited by, or would give any third party (other than Borrower or an Affiliate of Borrower) the right to terminate its obligations under, the Operating Documents of, the joint venture agreement or shareholder agreement with respect to, or any other contract with such third party relating to such non-Wholly-Owned Subsidiary (other than customary non-assignment provisions which are ineffective under Article 9 of the Code or other Requirement of Law), but only, in each case, to the extent, and for so long as such Operating Documents, joint venture agreement, shareholder agreement or other contract is in effect, and Borrower has not obtained the consent, approval or waiver of such third party following Borrower’s commercially reasonable efforts to obtain the same; (ix) any rights under any Federal or state governmental license, permit, franchise or authorization to the extent that the granting of a security interest therein is specifically prohibited or restricted by any Requirement of Law; (x) equipment owned by any Grantor that is subject to a purchase money Lien or a capital lease which is permitted by the Loan Agreement if the contract or other agreement in which such Lien is granted (or in the documentation providing for such a capital lease) prohibits or requires the consent, approval or waiver of any Person as a condition to the creation of any other Lien on such equipment (and such consent, approval, or waiver has not been obtained by such Grantor following its commercially reasonable efforts to obtain the same), but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code (including Sections 9-406(d), 9-407(a), 9-408(a) and 9-409 of the Code) or any other applicable Requirement of Law; (xi) Excluded Equity Interests; and (xii) letter-of-credit rights (other than to the extent a Lien thereon can be perfected by the filing of a financing statement under the Code) and commercial tort claims with a predicted value of less than $250,000 (as reasonably determined by a Responsible Officer of Borrower in good faith and based upon reasonable assumptions); provided, however, that “Excluded Property” shall not include (A) any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property) or (B) any Permitted Licenses; provided, further, that “Excluded Property” shall not include for any purpose hereunder any property, right or asset that is now or becomes at any time hereafter included among Collateral (as such term is defined in the SVB Credit Agreement).

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guarantor” means each Grantor other than Borrower.

“Guaranty” means the guaranty of the Guaranteed Obligations made by the Guarantors as set forth in this Agreement.

“Intercreditor Agreements” means the AR Intercreditor Agreement (upon and during the effectiveness thereof) and any other intercreditor agreement (upon and during the effectiveness thereof) entered into by Lender in connection with any Subordinated Debt (or any liability of guarantee described in clause (h)(C) of the definition of “Permitted Indebtedness”) permitted under the Loan Documents.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any contract or Requirement of Law in or relating to Internet domain names.

“IP License” means all express and implied grants or rights to make, have made, use, sell, reproduce, distribute, modify, or otherwise exploit any Intellectual Property, as well as all covenants not to sue and co-existence agreements (and all related IP Ancillary Rights), whether written or oral, relating to any Intellectual Property.

“Pledged Certificated Stock” means all certificated securities and any other Equity Interests of any Person evidenced by a certificate, instrument or other similar document (as defined in the Code), in each case owned by any Grantor, including all right, title and interest of any Grantor as a limited or general partner in any partnership that has issued Pledged Certificated Stock or as a member of any limited liability company that has issued Pledged Certificated Stock, and all right, title and interest of any Grantor in, to and under any Operating Document or shareholder agreement of any corporation, partnership or limited liability company to which it is a party and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Equity Interests listed on Schedule 3 of the Disclosure Letter. “Pledged Certificated Stock” excludes any Excluded Equity Interests, but includes, for the avoidance of doubt, any Pledged Uncertificated Stock that subsequently becomes certificated.

“Pledged Collateral” means, collectively, the Pledged Stock and the Pledged Debt Instruments.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in instruments evidencing any Indebtedness owed to such Grantor or other obligations owed to such Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Indebtedness described on Schedule 3 of the Disclosure Letter, issued by the obligors named therein. “Pledged Debt Instruments” excludes any Excluded Property.

“Pledged Investment Property” means any investment property of any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, other than any Pledged Stock or Pledged Debt Instruments. “Pledged Investment Property” excludes any Excluded Property.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” means any Equity Interests of any Person that is not Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any partnership not constituting Pledged Certificated Stock or as a member of any limited liability company not constituting Pledged Certificated Stock, all right, title and interest of any Grantor in, to and under any Operating Document or shareholder agreement of any partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 3 of the Disclosure Letter, to the extent such interests are not certificated. “Pledged Uncertificated Stock” excludes any Excluded Equity Interests.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Secured Obligations” has the meaning set forth in Section 3.2.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Vehicles” means rolling stock, motor vehicles, vessels and other assets subject to certificates of title.

Section 1.2 Certain Other Terms.

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. References herein to an Annex, Article, Section or clause refer to the appropriate Annex, Article, Section or clause in this Agreement and references hereto to a Schedule are to the Disclosure Letter. Where the context requires, provisions relating to any Collateral when used in relation to a Grantor shall refer to such Grantor’s Collateral or any relevant part thereof.

(b) Other Interpretive Provisions.

(i) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(ii) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii) Certain Common Terms. The term “including” is not limiting and means “including without limitation.” The word “or” is not exclusive. The word “shall” is mandatory. The word “may” is permissive. The singular includes the plural and the plural includes the singular.

(iv) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(v) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(vi) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

ARTICLE II

GUARANTY

Section 2.1 Guaranty. To induce Lender to make the Term Loans to Borrower on the Tranche A Closing Date and, if applicable, the Tranche B Closing Date, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Obligations of Borrower existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection. Each Guarantor hereby acknowledges and agrees that the Guaranteed Obligations, at any time and from time to time, may exceed the Maximum Guaranteed Amount of such Guarantor and may exceed the aggregate of the Maximum Guaranteed Amounts of all Guarantors, in each case without discharging, limiting or otherwise affecting the obligations of any Guarantor hereunder or the rights, powers and remedies of any Secured Party hereunder or under any other Loan Document.

Section 2.2 Limitation of Guaranty. Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder (the “Maximum Guaranteed Amount”) shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable Requirement of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirement of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 2.7 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

Section 2.3 Authorization; Other Agreements. The Secured Parties are hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following but subject in all cases to the terms and conditions of the other Loan Documents:

(a) (i) modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Loan Document;

(b) apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Loan Documents;

(c) refund at any time any payment received by any Secured Party in respect of any Guaranteed Obligation;

(d) (i) sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Guaranteed Obligation or any other guaranty therefor in any manner, (ii) receive, take and hold additional Collateral to secure any Guaranteed Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof and (iv) otherwise deal in any manner with a Borrower or any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and

(e) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

Section 2.4 Guaranty Absolute and Unconditional. Each Guarantor hereby waives and agrees not to assert any defense (other than the indefeasible payment in full of the Guaranteed Obligations), whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this

Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by Lender):

(a) the invalidity or unenforceability of any obligation of Borrower or any other Guarantor under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b) the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from Borrower or any other Guarantor or other action to enforce the same or (ii) any action to enforce any Loan Document or any Lien thereunder;

(c) the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(d) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against Borrower, any other Guarantor or any of Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e) any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence of an Event of Default by any Secured Party to proceed separately against any Collateral in accordance with such Secured Party’s rights under any applicable Requirement of Law; or

(f) any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of Borrower, any other Guarantor or any other Subsidiary of Borrower, in each case other than the indefeasible payment in full of the Guaranteed Obligations (other than inchoate indemnity obligations).

Section 2.5 Waivers. To the fullest extent permitted by Requirement of Law, each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder, including any of the following: (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of Borrower or any other Guarantor. Until the indefeasible payment in full of the Guaranteed Obligations (other than inchoate indemnity obligations), each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against Borrower or any other Guarantor by reason of any Loan Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against any other Credit Party or set off any of its obligations to such other Credit Party against obligations of such Credit Party to such Guarantor. No obligation of any Guarantor hereunder shall be discharged other than by complete performance.

Section 2.6 Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower, each other Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that no Secured Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.

Section 2.7 Contribution. To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor from the Loans and other Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.1 Collateral. For the purposes of this Agreement, all of the tangible and intangible assets and property now owned or at any time hereafter acquired, developed or created by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interest, including the following, in each case, wherever located, is collectively referred to as the “Collateral”:

(a) all accounts;

(b) all chattel paper, including electronic chattel paper or tangible chattel paper;

(c) all deposit accounts;

(d) all documents;

(e) all equipment;

(f) all Intellectual Property (including Internet Domain Names and Software) and IP Licenses;

(g) all general intangibles;

(h) all goods;

(i) all fixtures;

(j) all instruments;

(k) all inventory;

(l) all investment property, including Equity Interests and securities;

(m) all money;

(n) all letters of credit and letter-of-credit rights;

(o) the commercial tort claims with a predicted value of $250,000 or more (as reasonably determined by a Responsible Officer of Borrower in good faith and based upon reasonable assumptions) described on Schedule 1 of the Disclosure Letter or any supplement thereto received by Lender pursuant to Section 5.7;

(p) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time pertain to or evidence or contain information relating to any of the other property described in this Section 3.1;

(q) all property of such Grantor held by any Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power, including but not limited to cash;

(r) all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing;

(s) to the extent not otherwise included, all personal property of such Grantor, whether tangible or intangible and wherever located, and all proceeds, products, accessions, rents, issues and profits of any and all of the foregoing and all collateral security, supporting obligations and guarantees given by any Person with respect to any of the foregoing; and

(t) to the extent not otherwise included, with respect to any properties, rights or assets of such Grantor that are now or become at any time hereafter included among Collateral (as such term is defined in the SVB Credit Agreement), all such properties, rights and assets, whether tangible or intangible and wherever located, and all proceeds, products, accessions, rents, issues and profits of any and all such properties, rights and assets and all collateral security, supporting obligations and guarantees given by any Person with respect to any of the foregoing.

Section 3.2 Grant of Security Interest in Collateral. Without limiting any other security interest granted to the Secured Parties, each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor (the “Secured Obligations”), hereby pledges, hypothecates and grants to Lender, to secure the payment and performance in full of all of the Obligations for the benefit of Lender and the other Secured Parties, a first priority Lien (subject only to Permitted Liens) on and continuing security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof; provided, however, notwithstanding the foregoing, no Lien or security interest is hereby granted on, and “Collateral” shall not include, any Excluded Property; provided, further, that if and when any property or asset shall cease to be Excluded Property, a first priority Lien (subject only to Permitted Liens) on and security in such property or asset shall be deemed granted therein and, therefore, “Collateral” shall then include any such property or asset.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into the Loan Documents, each Grantor hereby represents and warrants each of the following to the Secured Parties:

Section 4.1 Title; No Other Liens. Except for the Lien granted to Lender pursuant to this Agreement and any other Permitted Liens under any Loan Document (including Section 4.2 hereof), such Grantor owns or otherwise has the rights it purports to have in each item of the Collateral, free and clear of any and all Liens or claims of others. Such Grantor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien other than any Permitted Liens. Other than Control Agreements executed and delivered to Lender in accordance with the provisions of the Loan Documents or as specified on Schedule 4.1 of the Disclosure Letter, to the knowledge of Borrower and its Subsidiaries, no other Control Agreements exist or have been authorized for any of the Deposit Accounts or Securities Accounts. Other than any financing statements filed in favor of Lender or as specified on Schedule 4.1 of the Disclosure Letter, to the knowledge of Borrower and its Subsidiaries, no effective financing statement, fixture filing or other instrument similar in effect under any Requirement of Law covering all or any part of the Collateral is on file in any filing or recording office or has been authorized except for financing statements filed in connection with Permitted Liens. As of the Effective Date, except as specified on Schedule 4.1 of the Disclosure Letter, no Grantor is a licensee with respect to any Intellectual Property that is (i) necessary for the development, manufacture, use, sale, offer for sale or import of Product or (ii) otherwise material to the business of any Grantor, and that validly prohibits or requires the consent of any Person as a condition to the creation by such Grantor of a Lien thereon.

Section 4.2 Perfection and Priority. Other than in respect of money, insurance policies and other Collateral subject to Section 9311(a)(1) of the Code, the security interest granted pursuant to this Agreement constitutes a valid and continuing first priority perfected security interest (subject, in the case of priority only, to Permitted Liens that are permitted by the terms of the Loan Agreement or this Agreement to have superior priority to the Lien in favor of Lender) in favor of Lender in all Collateral, subject, for the following Collateral, to the occurrence of the following: (a) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the Code, the completion of the filings and other actions specified on Schedule 2 of the Disclosure Letter (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Lender in completed and duly authorized form); (b) with respect to any deposit account over which a Control Agreement is required pursuant to Section 6.6 of the Loan Agreement, the execution of Control Agreements; (c) in the case of all Copyrights, Trademarks and Patents for which Code filings are insufficient to effectuate perfection, all appropriate filings having been made with the United States Copyright Office or the United States Patent and Trademark Office (or appropriate foreign office), as applicable; (d) letter-of-credit rights which do not constitute Excluded Property; and (e) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Lender over such electronic chattel paper. Such security interest in Pledged Collateral, Pledged Investment Property, all other instruments, and tangible chattel paper shall be prior to all other Liens on such Collateral except for Permitted Liens having priority over Lender’s Lien by operation of law or as and to the extent permitted by any Loan Document or (i) in the case of all Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property, the delivery thereof to Lender of such Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property consisting of instruments and certificates, in each case, properly endorsed for transfer to Lender or in blank, (ii) in the case of all Pledged Investment Property not in certificated form, the execution of Control Agreements with respect to such investment property, (iii) in the case of Pledged Uncertificated Stock, the delivery thereof to Lender in accordance with Section 8106(c)(1) of the Code or the execution of a control agreement among the issuer, the registered owner and Lender in accordance with Section 8106(c)(2) of the Code and (iv) in the case of all other instruments and tangible chattel paper that are not Pledged Certificated Stock, Pledged Debt Instruments, Pledged Investment Property or Pledged Uncertificated Stock, the delivery thereof to Lender of such instruments and tangible chattel paper. Except as set forth in this Section 4.2, all actions by each Grantor necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken; provided that no Grantor shall be required to complete any filings or take any other action with respect to the perfection of any security interests created hereby in any jurisdiction outside of the U.S.

Section 4.3 Pledged Collateral. (a) The Pledged Stock issued by any Subsidiary of any Grantor pledged by such Grantor hereunder (i) consist of the number and types of Equity Interests listed on Schedule 3 of the Disclosure Letter (or any update thereof or supplement thereto received by Lender pursuant to the Loan Agreement) and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 3 of the Disclosure Letter and (ii) has been duly authorized, validly issued and is fully paid and nonassessable (other than Pledged Stock in limited liability companies and partnerships).

(b) As of the Effective Date, all Pledged Collateral (other than Pledged Uncertificated Stock) and all Pledged Investment Property consisting of instruments and certificates have been delivered to Lender in accordance with Section 5.2(a).

(c) Reserved.

(d) Upon the occurrence and during the continuance of an Event of Default, Lender shall be entitled to exercise all of the rights of the Grantor granting the security interest in any Pledged Stock, and a transferee or assignee of such Pledged Stock shall become a holder of such Pledged Stock to the same extent as such Grantor and, upon the transfer of the entire interest of such Grantor, such Grantor shall, by operation of law, cease to be a holder of such Pledged Stock.

Section 4.4 Instruments and Tangible Chattel Paper Formerly Accounts. No amount payable to such Grantor under or in connection with any account is evidenced by any instrument or tangible chattel paper that has not been delivered to Lender, properly endorsed for transfer, to the extent delivery is required by Section 5.5(a)or electronic chattel paper that has not been subjected to the control of Lender.

Section 4.5 Commercial Tort Claims. The only commercial tort claims of any Grantor existing on the date hereof having a value reasonably predicted by the Grantors of $250,000 or more (regardless of whether the amount, defendant or other material facts can be determined) are those listed on Schedule 1 of the Disclosure Letter, which sets forth such information separately for each Grantor.

Section 4.6 Specific Collateral. None of the Collateral is or is proceeds or products of farm products, as-extracted collateral or timber to be cut.

Section 4.7 Enforcement. No permit, notice to or filing with any Governmental Authority or any other Person or any authorization, consent or approval from any Person is required for (i) the pledge or grant by any Grantor of the Liens in any Collateral in favor of Lender under the Loan Documents or (ii) subject to the application of Section 9-408(d) or 9-409(b) of the Code, the exercise by Lender of its rights (including voting rights) provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of any Collateral, except (a) as may be required by the Code or other applicable law or by any Control Agreement or similar agreement governing the control of any Collateral, (b) in connection with the disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities generally, (c) any authorizations, consents or approvals that may be required to be obtained from any bailees or landlords to collect or otherwise enforce remedies in respect of the Collateral or (d) any authorizations, consents or approvals that may be required to be obtained from any lender, agent or similar party in connection with the AR Credit Lines.

ARTICLE V

COVENANTS

Each Grantor agrees with Lender to the following, as long as any Obligation remains outstanding (other than inchoate indemnity obligations) and unless Lender otherwise consents in writing:

Section 5.1 Maintenance of Perfected Security Interest; Further Documentation and Consents. (a) Generally. Such Grantor shall not: (i) use or permit any Collateral to be used unlawfully or in violation of any provision of any Loan Document, any Requirement of Law or any policy of insurance covering the Collateral; (ii) knowingly use or permit any Collateral to be used in violation of any contractual commitment (including any IP License); or (iii) enter into any contractual obligation or undertaking restricting the right or ability of such Grantor or Lender to sell, assign, convey or transfer any Collateral to Lender, except with respect to (x) specific property encumbered by Permitted Liens to secure payment of Permitted Indebtedness, (y) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business, provided, however, that such Grantor shall use commercially reasonable efforts to limit any such restrictions to the extent it is a licensee or a licensor, and (z) Permitted Licenses.

(b) Subject to the occurrence of the filings and actions described in Section 4.2, which each Grantor shall promptly undertake, and except to the extent perfection is either (i) not required under this Agreement or the other Loan Documents or (ii) is mutually agreed between Borrower and Lender to be effected by filings of financing statements or amendments thereto to be made by Lender or its Related Persons pursuant to Section 7.2, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall warrant and defend the Collateral covered by such security interest and such priority against the claims and demands of all Persons (other than Secured Parties).

(c) Such Grantor shall furnish to Lender from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as Lender may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to Lender.

(d) At any time and from time to time, upon the written request of Lender, such Grantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement and each IP Agreement and of the rights and powers herein and therein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing) of any financing statement or amendment under the Code (or other filings under similar Requirement of Law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as Lender may reasonably request, including (A) using commercially reasonable efforts to secure all approvals necessary or appropriate for the assignment or sublicense, as appropriate, to or for the benefit of Lender of any contractual obligation, including any IP License, held by such Grantor and to enforce the security interests granted hereunder and (B) executing and delivering any Control Agreements required by Section 6.6 of the Loan Agreement with respect to deposit accounts and securities accounts; provided, that no Grantor shall be required to complete any filings or take any other action with respect to the perfection of any security interests created hereby in any jurisdiction outside the U.S.

(e) Reserved.

(f) To enable a Lien and security interest to be granted on any of the Excluded Property described in clause (iii) of the definition of “Excluded Property”, such Grantor shall use commercially reasonable efforts to obtain any required consents or approvals from any Person (other than a Grantor) with respect to any permit or license or any contractual obligation with such Person entered into by such Grantor from and after the Effective Date that requires such consent or approval as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or contractual obligation or any Equity Interests related thereto.

Section 5.2 Pledged Collateral. (a) Delivery of Pledged Collateral. Such Grantor shall (i) deliver to Lender, in suitable form for transfer and in form and substance reasonably satisfactory to Lender, (A) all Pledged Certificated Stock, (B) all Pledged Debt Instruments and (C) all certificates and instruments evidencing Pledged Investment Property, (ii) subject all security entitlements and securities accounts required to be subject to a Control Agreement pursuant to Section 6.6 of the Loan Agreement to a Control Agreement within the time frames set forth on Schedule 6.16 of the Disclosure Letter, and (iii) use commercially reasonable efforts to cause the issuer of any Pledged Uncertificated Stock to cause such Pledged Uncertificated Stock to remain uncertificated and, for the avoidance of doubt, if any such Pledged Uncertificated Stock becomes certificated, to deliver to Lender, in suitable form for transfer and in form and substance reasonably satisfactory to Lender, all such certificates, instruments or other similar documents (as defined in the Code).

(b) Event of Default. During the continuance of any Event of Default and in connection with the exercise of rights or remedies hereunder or under any other Loan Document, Lender shall have the right, at any time in its discretion and without notice to Grantor, to (i) transfer to or to register in its name or in the name of its nominees any Pledged Collateral or any Pledged Investment Property and (ii) exchange any certificate or instrument representing or evidencing any Pledged Collateral or any Pledged Investment Property for certificates or instruments of smaller or larger denominations.

(c) Cash Distributions with respect to Pledged Collateral. Except as provided in Article VI and subject to the limitations set forth in the Loan Agreement, such Grantor shall be entitled to receive all cash distributions paid in respect of the Pledged Collateral and the Pledged Investment Property.

(d) Voting Rights. Except as provided in Article VI, such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral and the Pledged Investment Property; provided, however, that no vote shall be cast, consent, waiver or ratification given or right exercised (or failed to be exercised) or other action taken (or failed to be taken) by such Grantor in any manner that would reasonably be expected to, violate or be inconsistent with any of the terms of this Agreement or any other Loan Document, or have the effect of materially and adversely impairing the position or interests of Secured Parties.

Section 5.3 Accounts. (a) Such Grantor shall not, other than in the ordinary course of business or as otherwise permitted or required under the AR Credit Lines, (i) grant any extension of the time of payment of any account, (ii) compromise or settle any account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any account, (iv) allow any credit or discount on any account or (v) amend, supplement or modify any account in any manner that could reasonably be expected to materially and adversely affect the value thereof.

(b) At any time and from time to time during the continuance of any Event of Default, Lender shall have the right to make test verifications of the accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as Lender may reasonably require in connection therewith. At any time and from time to time during the continuance of any Event of Default, upon Lender’s reasonable request, such Grantor shall cause independent public accountants or others reasonably satisfactory to Lender to furnish to Lender reports showing reconciliations, aging and test verifications of, and trial balances for, the accounts.

Section 5.4 Commodity Contracts and Deposit Accounts. Such Grantor shall not have any commodity contract or deposit account constituting Collateral unless subject to a Control Agreement, except if and to the extent not required under Section 6.6 of the Loan Agreement.

Section 5.5 Delivery of Instruments and Tangible Chattel Paper and Control of Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper. (a) If any amount in excess of $250,000 payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an instrument or tangible chattel paper other than such instrument delivered in accordance with Section 5.2(a) and in the possession of Lender, such Grantor shall mark all such instruments and tangible chattel paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of BioPharma Secured Investments III Holdings Cayman LP, for the benefit of itself and certain other secured parties” and, at the request of Lender, shall immediately deliver such instrument or tangible chattel paper to Lender, duly indorsed in a manner satisfactory to Lender.

(b) Such Grantor shall not grant “control” (within the meaning of such term under Article 8 or 9 of the Code) over, or deliver possession of, any Pledged Collateral to any Person other than Lender and, solely with respect to Shared AR Collateral, any lender, agent or similar party in connection with the AR Credit Lines.

(c) If such Grantor is or becomes the beneficiary of a letter of credit that does not constitute Excluded Property, such Grantor shall promptly, and in any event within five (5) Business Days after becoming a beneficiary, notify Lender thereof and enter into a contractual obligation with Lender and the issuer of such letter of credit or any nominated person with respect to the letter-of-credit rights under such letter of credit. Such contractual obligation shall assign such letter-of-credit rights to Lender and such assignment shall be sufficient to grant “control” for the purposes of Section 9-107 of the Code (or any similar section under any equivalent Code). Such contractual obligation shall also direct all payments thereunder to a Collateral Account. The provisions of the contractual obligation shall be in form and substance reasonably satisfactory to Lender.

(d) If any amount in excess of $250,000 payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by electronic chattel paper, such Grantor shall take all steps necessary to grant Lender control of all such electronic chattel paper for the purposes of Section 9-105 of the Code (or any similar section under any equivalent Code) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

Section 5.6 Intellectual Property. (a) Together with delivery of each Compliance Certificate to Lender pursuant to Section 6.2(a)(ii) of the Loan Agreement, such Grantor shall provide Lender written notification of any change to Schedules 5.5(d), 5.5(g), 5.5(i), 5.5(k), 5.5(l), 5.5(p) or 5.5(v) of the Disclosure Letter necessary to make the applicable representations and warranties with respect thereto true and correct as of the date of such Compliance Certificate and the short-form intellectual property agreements and assignments as described in this Section 5.6, if any, and any other documents that Lender reasonably requests with respect thereto.

(b) Except to the extent otherwise permitted by the Loan Agreement, such Grantor shall (and shall use commercially reasonable efforts to cause all its licensees and sub-licensees and sales agents to): (i) (1) continue to use each material Trademark included in the Collateral in order to maintain such Trademark in full force and effect with respect to each class of goods and services for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirement of Law and (4) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless Lender shall obtain a perfected security interest in such other Trademark pursuant to this Agreement; and (ii) not do any act or omit to do any act whereby (1) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (2) any material Patent included in the Collateral may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (3) any material portion of the Copyrights included in the Collateral may become invalidated, otherwise impaired or fall into the public domain or (4) any material trade secret included in the Collateral may become publicly available or otherwise unprotectable.

(c) Such Grantor shall notify Lender promptly (and in any event, within five (5) Business Days) if it knows that any application or registration relating to any Intellectual Property included in the Collateral may become denied, narrowed, forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any material adverse determination or development regarding the validity or enforceability or such Grantor’s interest in, right to use, register, own or maintain any Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any Applicable IP Office). Such Grantor shall take all actions that are necessary or reasonably requested by Lender to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation included in the Intellectual Property included in the Collateral, in each case, only when not taking such action could reasonably be expected to have a Material Adverse Change.

(d) Such Grantor shall not do any act or omit to do any act to infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person. In the event that any Intellectual Property of such Grantor included in the Collateral is or has been infringed, misappropriated, violated, diluted or otherwise impaired by any other Person, such Grantor shall, in the case of Intellectual Property of material value, take such action as it reasonably deems appropriate under the circumstances in response thereto, including promptly bringing suit and recovering all damages therefor.

(e) Such Grantor shall execute and deliver to Lender in form and substance reasonably acceptable to Lender and suitable for filing in the Applicable IP Office the short-form intellectual property security agreements in the form attached hereto as Annex 3 for all Collateral consisting of Copyrights, Trademarks, and Patents of such Grantor.

Section 5.7 Notice of Commercial Tort Claims. Such Grantor agrees that, if it shall acquire any interest in any commercial tort claim having a value predicted of $250,000 or more (as reasonably determined by a Responsible Officer of Borrower in good faith and based upon reasonable assumptions), whether from another Person or because such commercial tort claim shall have come into existence, (i) such Grantor shall, promptly (and in any event, within five (5) Business Days) upon such acquisition, deliver to Lender, in each case, in form and substance reasonably satisfactory to Lender, a notice of the existence and nature of such commercial tort claim and a supplement to Schedule 1 of the Disclosure Letter containing a specific description of such commercial tort claim, (ii) Section 3.1 shall apply to such commercial tort claim and (iii) such Grantor shall execute and deliver to Lender, in each case, in form and substance reasonably satisfactory to Lender, any document, and take all other action, deemed by Lender to be reasonably necessary or appropriate for Lender to obtain a perfected security interest having at least the priority set forth in Section 4.2 in all such commercial tort claims. Any supplement to Schedule 1 of the Disclosure Letter delivered pursuant to this Section 5.7 shall, after the receipt thereof by Lender, become part of Schedule 1 of the Disclosure Letter for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

ARTICLE VI

REMEDIAL PROVISIONS

Section 6.1 Code and Other Remedies. (a) Code Remedies. During the continuance of an Event of Default, Lender may exercise, in addition to all other rights and remedies granted to it in this Agreement, any other Loan Document and in any other instrument or agreement securing, evidencing or relating to any Secured

Obligation, all rights, powers and remedies of a secured party under the Code or any other Requirement of Law or in equity.

(b) Disposition of Collateral. Without limiting the generality of the foregoing, Lender may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys): (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving any Grantor or any other Person notice or opportunity for a hearing on Lender’s claim or action; (ii) collect, receive, appropriate and realize upon any Collateral; (iii) store, process, repair or recondition the Collateral or otherwise prepare any Collateral for disposition in any manner to the extent Lender deems appropriate; and (iv) sell, assign, license out, convey, transfer, grant option or options to purchase or license and deliver any Collateral (enter into contractual obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right, upon any such public sale or sales and, to the extent permitted by the Code and other applicable Requirement of Law, upon any such private sale, to purchase or license the whole or any part of the Collateral so sold or licensed, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released.

(c) Management of the Collateral. Each Grantor further agrees, that, during the continuance of any Event of Default, (i) at Lender’s request, it shall assemble the Collateral and make it available to Lender at places that Lender shall reasonably select, whether at such Grantor’s premises or elsewhere, (ii) without limiting the foregoing, Lender also has the right to require that such Grantor store and keep any Collateral pending further action by Lender and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until Lender is able to sell, assign, license out, convey or transfer any Collateral, Lender shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by Lender and (iv) Lender may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Lender’s remedies, with respect to such appointment without prior notice or hearing as to such appointment. Subject to Section 7.4, Lender shall not have any obligation to any Grantor to maintain or preserve the rights of any Grantor as against other Persons with respect to any Collateral while such Collateral is in the possession of Lender.

(d) Application of Proceeds. Lender shall apply the cash proceeds received by it in respect of any sale of, any collection from, or other realization pursuant to this Section 6.1 upon all or any part of the Collateral, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of Lender, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, as set forth in the Loan Agreement, and only after such application and after the payment by Lender of any other amount required by any Requirement of Law, need Lender account for the surplus, if any, to any Grantor.

(e) Direct Obligation. Neither Lender nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Grantor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of Lender shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Requirement of Law. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Lender or any other Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

(f) Commercially Reasonable. To the extent that applicable Requirement of Law impose duties on Lender to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for Lender to do any of the following:

(i) fail to incur significant costs, expenses or other liabilities reasonably deemed as such by Lender to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii) fail to obtain permits, licenses or other consents for access to any Collateral to sell or license or for the collection or sale or licensing of any Collateral, or, if not required by other Requirement of Law, fail to obtain permits, licenses or other consents for the collection or disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv) advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature, or to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring any such Collateral;

(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature, or, to the extent deemed appropriate by Lender, obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi) dispose of assets in wholesale rather than retail markets;

(vii) disclaim warranties, such as title, merchantability, possession, non-infringement or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of any Collateral or to provide to Lender a guaranteed return from the collection or disposition of any Collateral.

Each Grantor acknowledges that the purpose of this Section 6.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.1. Without limitation upon the foregoing, nothing contained in this Section 6.1 shall be construed to grant any rights to any Grantor or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable Requirement of Law in the absence of this Section 6.1.

(g) IP Licenses. For the purpose of enabling Lender to exercise rights and remedies under this Section 6.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral) at such time as Lender shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Lender, for the benefit of all Secured Parties, (i) an irrevocable, nonexclusive, assignable, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), including the right to sublicense, use and practice any and all Intellectual Property now owned or held or hereafter acquired or held by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by such Grantor.

Section 6.2 Accounts and Payments in Respect of General Intangibles. (a) In addition to, and not in substitution for, any similar requirement in the Loan Agreement, if required by Lender at any time during the continuance of an Event of Default, any payment of accounts or payment in respect of general intangibles, when collected by any Grantor, shall be promptly (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to Lender, in a Collateral Account, subject to withdrawal by Lender as provided in Section 6.4. Until so turned over, such payment shall be held by such Grantor in trust for Lender, segregated from other funds of such Grantor. Each such deposit of proceeds of accounts and payments in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At any time during the continuance of an Event of Default:

(i) each Grantor shall, upon Lender’s request, deliver to Lender all original and other documents evidencing, and relating to, the contractual obligations and transactions that gave rise to any account or any payment in respect of general intangibles, including all IP Licenses, original orders, invoices and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to Lender and that payments in respect thereof shall be made directly to Lender;

(ii) Lender may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its accounts or amounts due under general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them, to Lender’s satisfaction, the existence, amount and terms of any account or amounts due under any general intangible. In addition, Lender may at any time enforce such Grantor’s rights against such account debtors and obligors of general intangibles; and

(iii) each Grantor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by Lender to ensure any Internet Domain Name is registered.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each account and each payment in respect of general intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any Loan Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3 Pledged Collateral. (a) Voting Rights. During the continuance of an Event of Default, upon notice by Lender to the relevant Grantor or Grantors, all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in Lender or nominee, who shall thereupon have the sole right to exercise such voting and other consensual rights, including the right to exercise (i) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise, and (ii) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Lender may determine), all without liability except to account for property actually received by it; provided, however, that Lender shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b) Proxies. During the continuance of an Event of Default, in order to permit Lender to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Lender all such proxies, dividend payment orders and other instruments as Lender may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to Lender an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other Person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

(c) Authorization of Issuers. Each Grantor hereby expressly and irrevocably authorizes and instructs, without any further instructions from such Grantor, each issuer of any Pledged Collateral pledged hereunder by such Grantor to, and each Grantor that is an issuer of Pledged Collateral so pledged hereunder hereby agrees to (i) comply with any instruction received by it from Lender in writing that states that an Event of Default is continuing and is otherwise in accordance with the terms of this Agreement and each Grantor agrees that such issuer shall be fully protected from liabilities to such Grantor in so complying, and (ii) unless otherwise expressly permitted hereby or the Loan Agreement, pay any dividend or make any other payment with respect to the Pledged Collateral directly to Lender.

Section 6.4 Proceeds to be Turned over to and Held by Lender. Unless otherwise expressly provided in the Loan Agreement or this Agreement, during the continuance of an Event of Default, all proceeds of any Collateral received by any Grantor hereunder in cash or Cash Equivalents shall be held by such Grantor in trust for Lender and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by any Grantor, be turned over to Lender in the exact form received (with any necessary endorsement). All such proceeds of Collateral and any other proceeds of any Collateral received by Lender in cash or Cash Equivalents shall be held by Lender in a Collateral Account. All proceeds being held by Lender in a Collateral Account (or by such Grantor in trust for Lender) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Loan Agreement.

Section 6.5 Sale of Pledged Collateral. (a) Each Grantor recognizes that Lender may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Lender shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws even if such issuer would agree to do so.

(b) Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of any portion of the Pledged Collateral pursuant to Section 6.1 and this Section 6.5 valid and binding and in compliance with all applicable Requirement of Law. Each Grantor further agrees that a breach of any covenant contained herein will cause irreparable injury to Lender and the other Secured Parties, that Lender and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained herein shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Loan Agreement. Each Grantor waives any and all rights of contribution or subrogation upon the sale or disposition of all or any portion of the Pledged Collateral by Lender.

Section 6.6 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations and the reasonable and documented fees and disbursements of any attorney employed by Lender to collect such deficiency.

Section 6.7 Deposit Accounts. If any Event of Default shall have occurred and be continuing, Lender shall apply the balance from any deposit account of a Grantor or instruct the bank at which any deposit account is maintained to pay the balance of any deposit account to or for the benefit of Lender, to be applied to the Secured Obligations in accordance with the terms hereof.

Section 6.8 Directions, Notices or Instructions. Lender shall not take any action under or issue any directions, notice or instructions pursuant to any Control Agreement or similar agreement or acknowledgment from a landlord or third party bailee unless an Event of Default has occurred and is continuing.

ARTICLE VII

ADDITIONAL RIGHTS OF LENDER

Section 7.1 Lender’s Appointment as Attorney-in-Fact. (a) Each Grantor hereby irrevocably constitutes and appoints Lender and any Related Person thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of the Loan Documents, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of the Loan Documents during the continuance of an Event of Default, and, without limiting the generality of the foregoing, each Grantor hereby gives Lender and its Related Persons the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following when an Event of Default shall be continuing:

(i) in the name of such Grantor, in its own name or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any account or general intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any such moneys due under any account or general intangible or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property or IP Licenses or IP Ancillary Rights included in the Collateral, execute, deliver and have recorded any document that Lender may request to evidence, effect, publicize or record Lender’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby and Lender’s rights and remedies with respect thereto;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against any Collateral, effect any repair or obtain or pay any insurance called for by the terms of the Loan Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv) execute, in connection with any sale provided for in Section 6.1 or 6.5, any document to effect or otherwise necessary or appropriate in relation to evidence the sale of any Collateral; or

(v) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to Lender or as Lender shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as Lender may deem appropriate, (G) assign or license any Intellectual Property included in the Collateral throughout the world on such terms and conditions and in such manner as Lender shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment or license and (H) generally, sell, assign, license, convey, transfer or grant a Lien on, make any contractual obligation with respect to and otherwise deal with, any Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes and do, at Lender’s option, at any time or from time to time, all acts and things that Lender deems necessary to protect, preserve or realize upon any Collateral and the Secured Parties’ security interests therein and to effect the intent of the Loan Documents, all as fully and effectively as such Grantor might do.

(vi) If any Grantor fails to perform or comply with any contractual obligation contained herein, Lender, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such contractual obligation.

(b) The expenses of Lender incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at the Default Rate, from the date of payment by Lender to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to Lender on demand.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 7.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.2 Authorization to File Financing Statements. Each Grantor authorizes Lender and its Related Persons, at any time and from time to time, without notice to any Grantor, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to any Collateral in such form, in such jurisdictions and in such offices as Lender reasonably determines appropriate to perfect or protect the security interests of Lender under this Agreement or any other Loan Document (and Lender’s rights in respect thereof), and such financing statements and amendments may describe the Collateral covered thereby as “all assets of the debtor” or words of similar effect and may include a notice that any disposition of the Collateral, by any Grantor or other Person, shall be deemed to violate the rights of Lender under the Code to the extent not permitted under this Agreement or any other Loan Document. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Such Grantor also hereby ratifies its authorization for Lender to have filed any initial financing statement or amendment thereto under the Code (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof.

Section 7.3 Authority of Lender. Each Grantor acknowledges that, as between Lender and the Grantors, Lender shall be conclusively presumed to be acting as agent for all of the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

Section 7.4 Duty; Obligations and Liabilities. (a) Duty of Lender. Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Lender deals with similar property for its own account. The powers conferred on Lender hereunder are solely to protect Lender’s interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Persons shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. In addition, Lender shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by Lender in good faith.

(b) Obligations and Liabilities with respect to Collateral. No Secured Party and no Related Person thereof shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Reinstatement. Each Grantor agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (a) any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of the Guaranty hereunder shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 8.2 Release of Collateral and Guarantee Obligations. (a) When all Obligations (other than inchoate indemnity obligations) have been paid in full in cash and Lender has no further obligation or commitment to make Term Loans to Borrower, the Collateral shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of Lender and each Guarantor and Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights of Lender to the Collateral shall revert to the Grantors.

(b) Lender, and to the extent required, each other Secured Party, hereby irrevocably agrees that the Liens granted to Lender by the Grantors on any Collateral shall be automatically released, in each case (other than clause (iv) below) without delivery of any instrument or performance of any act by any party: (i) in full upon the payment in full of all Obligations (other than inchoate indemnity obligations); (ii) upon the Transfer of such Collateral by any Grantor to a Person that is not (and is not required to become) a Grantor in a transaction not prohibited by the Loan Agreement; (iii) to the extent that such Collateral comprises property leased to a Grantor, upon termination or expiration of such lease; (iv) if the release of such Lien is approved, authorized or ratified in writing by Lender; and (v) to the extent that the property or assets constituting such Collateral is owned by any Grantor, upon the release of such Grantor from its obligations under this Agreement, including upon consummation of any transaction not prohibited under the Loan Agreement resulting in such Grantor ceasing to constitute a Credit Party or a Subsidiary of a Credit Party (other than any Excluded Subsidiary).

(c) In connection with any termination or release pursuant to this Section 8.2, Lender shall, and to the extent required, each other Secured Party hereby authorizes Lender to, promptly execute and deliver to any Grantor all instruments, documents and agreements which such Grantor shall reasonably request to evidence and confirm such termination or release (including termination statements under the Code), and will duly assign and transfer to such Grantor, such of the Collateral that may be in the possession of Lender, all without further consent or joinder of any Secured Party. In connection with any release pursuant to this Section 8.2, the Grantors shall be permitted to take any action in connection therewith consistent with such termination or release including, without limitation, the filing of termination statements under the Code. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by Borrower, Lender shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement and the Loan Agreement.

(d) Any termination or release of obligations pursuant to this Section 8.2 is subject to reinstatement as provided in Section 8.1.

(e) Upon the release of the Liens on any Collateral or of a Grantor from all of its obligations as a Credit Party under the Loan Agreement and as a Grantor hereunder, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or such Grantor, as applicable, shall no longer be deemed to be made.

(f) Without limiting the generality of Section 2.4 of the Loan Agreement, Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by Lender in connection with the taking of any actions pursuant to or as otherwise contemplated by this Section 8.2.

Section 8.3 Independent Obligations. The obligations of each Grantor hereunder are independent of and separate from the Secured Obligations and the Guaranteed Obligations. If any Secured Obligation or Guaranteed Obligation is not paid when due, subject to any grace or cure period, or upon any Event of Default and during the continuance thereof, Lender may, at its sole election, proceed directly and at once, without notice, against any Grantor and any Collateral to collect and recover the full amount of any Secured Obligation or Guaranteed Obligation then due, without first proceeding against any other Grantor, any other Credit Party or any other Collateral and without first joining any other Grantor or any other Credit Party in any proceeding.

Section 8.4 No Waiver by Course of Conduct. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

Section 8.5 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.5 of the Loan Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 1 and Annex 2, respectively, in each case, duly executed by Lender and each Grantor directly affected thereby.

Section 8.6 Additional Grantors and Guarantors; Additional Pledged Collateral. (a) Joinder Agreements. If, at the option of Borrower or as required pursuant to Section 6.14 or Section 6.15 of the Loan Agreement, a Borrower shall cause any Subsidiary that is not a Grantor or Guarantor to become a Grantor and Guarantor hereunder, such Subsidiary shall execute and deliver to Lender a Joinder Agreement substantially in the form of Annex 2 and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Effective Date.

(b) Pledge Amendments. To the extent any Pledged Collateral has not been delivered as of the Effective Date, such Grantor shall deliver a pledge amendment duly executed by the Grantor in substantially the form of Annex 1 (each, a “Pledge Amendment”). Such Grantor authorizes Lender to attach each Pledge Amendment to this Agreement.

Section 8.7 Notices. All notices, requests and demands to or upon Lender or any Grantor hereunder shall be effected in the manner provided for in Section 11 of the Loan Agreement; provided, however, that any such notice, request or demand to or upon any Grantor shall be addressed to the Borrower’s notice address set forth in Section 11 of the Loan Agreement.

Section 8.8 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Secured Party and their successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Lender.

Section 8.9 Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or by electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 8.10 Severability. Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section 8.11 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to any principle of conflicts of law that could require the application of the law of any other jurisdiction.

Section 8.12 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN OR RELATED HERETO OR THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12 and (C) HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

EACH GRANTOR AGREES TO BE BOUND BY THE PROVISIONS OF SECTION 12 OF THE LOAN AGREEMENT.

Section 8.13 Subject to Intercreditor Agreement; Conflicts. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to Lender on behalf of itself and the other Secured Parties pursuant to this Agreement and (ii) the exercise of any right or remedy by Lender hereunder or the application of proceeds of any Collateral, in each case, are subject to the limitations and provisions of any applicable Intercreditor Agreement to the extent provided therein. In the event of any conflict between the terms of such applicable Intercreditor Agreement and the terms of this Agreement, the terms of such applicable Intercreditor Agreement shall govern.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty and Security Agreement to be duly executed and delivered as of the date first above written.

IRHYTHM TECHNOLOGIES, INC.,
as Borrower and Grantor

By	/s/ Matthew C. Garrett
Name: Matthew C. Garrett
Title: Chief Financial Officer

[Signature Page to Guaranty and Security Agreement]

ACCEPTED AND AGREED
as of the date first above written:

BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP,as Lender

By: Pharmakon Advisors, LP, its Investment Manager

By: Pharmakon Management I, LLC, its General Partner

By	/s/ Pedro Gonzalez de Cosio
Name: Pedro Gonzalez de Cosio
Title: Managing Member

[Signature Page to Guaranty and Security Agreement]

ANNEX 1

TO GUARANTY AND SECURITY AGREEMENT

FORM OF PLEDGE AMENDMENT1

This Pledge Amendment, dated as of                     , 20    , is delivered pursuant to Section 8.6 of the Guaranty and Security Agreement, dated as of December 4, 2015, by iRhythm Technologies, Inc. (“Borrower”), the undersigned Grantor and the other Persons from time to time party thereto as Grantors in favor of BioPharma Secured Investments III Holdings Cayman LP, as Lender on behalf of itself and each of the other Secured Parties (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”). Capitalized terms used herein without definition are used as defined in the Guaranty and Security Agreement.

The undersigned hereby agrees that this Pledge Amendment may be attached to the Guaranty and Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Pledge Amendment shall be and become part of the Collateral referred to in the Guaranty and Security Agreement and shall secure all Secured Obligations of the undersigned.

[GRANTOR]

By:
Name:
Title:

[1]	To be used for pledge of Additional Pledged Collateral by existing Grantor.

A1-1

Annex 1-A

PLEDGED STOCK

ISSUER	CLASS	CERTIFICATE NO(S).	PAR VALUE	NUMBER OF SHARES, UNITS OR INTERESTS

PLEDGED DEBT INSTRUMENTS

ISSUER	DESCRIPTION OF DEBT	CERTIFICATE NO(S).	FINAL MATURITY	PRINCIPAL AMOUNT

A1-2

ACKNOWLEDGED AND AGREED
as of the date first above written:

BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, as Lender

By: Pharmakon Advisors, LP, its Investment Manager

By: Pharmakon Management I, LLC, its General Partner

By
Name:
Title:

A1-3

ANNEX 2

TO

GUARANTY AND SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                     , 20    , is delivered pursuant to Section 8.6 of the Guaranty and Security Agreement, dated as of December 4, 2015, by iRhythm Technologies, Inc. (“Borrower”) and the other Persons from time to time party thereto as Grantors in favor of BioPharma Secured Investments III Holdings Cayman LP, as lender (in such capacity, together with its successors and permitted assigns, “Lender”) on behalf of itself and each of the other Secured Parties, (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”). Capitalized terms used herein without definition are used as defined in the Guaranty and Security Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 8.6 of the Guaranty and Security Agreement, (a) hereby becomes a party to the Guaranty and Security Agreement as a “Grantor” and “Guarantor” thereunder with the same force and effect as if originally named as a Grantor and Guarantor therein and, without limiting the generality of the foregoing, hereby assumes all obligations and liabilities of a Grantor and a Guarantor thereunder and (b) as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the undersigned, hereby pledges and hypothecates to Lender for the benefit of itself and the other Secured Parties, and grants to Lender for the benefit of itself and the other Secured Parties, a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of the undersigned. The undersigned hereby agrees to be bound as a Grantor and a Guarantor for the purposes of the Guaranty and Security Agreement.

In connection with this Joinder Agreement, the undersigned has delivered to Lender a completed Perfection Certificate duly executed by the undersigned. The information set forth in Annex 1-A is hereby added to the information set forth in Schedules 1, 2, and 3 to the Disclosure Letter and Schedules 5.5(d), 5.5(g), 5.5(i), 5.5(k), 5.5(l), 5.5(p) and 5.5(v) of the Disclosure Letter. By acknowledging and agreeing to this Joinder Agreement, the undersigned hereby agrees that this Joinder Agreement may be attached to the Guaranty and Security Agreement, the Perfection Certificate delivered herewith by the undersigned shall constitute a “Perfection Certificate” referred to in Section 5.5 of the Loan Agreement and that the Pledged Collateral listed on Annex 1-A to this Joinder Agreement shall be and become part of the Collateral referred to in the Guaranty and Security Agreement and shall secure all Secured Obligations of the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Article IV of the Guaranty and Security Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date.

A2-1

IN WITNESS WHEREOF, THE UNDERSIGNED HAS CAUSED THIS JOINDER AGREEMENT TO BE DULY EXECUTED AND DELIVERED AS OF THE DATE FIRST ABOVE WRITTEN.

[Additional Grantor]

By:
Name:
Title:

A2-2

ACKNOWLEDGED AND AGREED
as of the date first above written:

BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, as Lender

By: Pharmakon Advisors, LP, its Investment Manager

By: Pharmakon Management I, LLC, its General Partner

By
Name:
Title:

A2-3

ANNEX 3

TO

GUARANTY AND SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

THIS [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT, dated as of                     , 20    , is made by                     . (“Grantor”), in favor of BioPharma Secured Investments III Holdings Cayman LP, as lender (in such capacity, together with its successors and permitted assigns, “Lender”) on behalf of itself and the other Secured Parties (as defined in the Loan Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to the Loan Agreement, dated as of December 4, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and between iRhythm Technologies, Inc. (“Borrower”) and Lender, Lender has agreed to make extensions of credit to Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, Grantor [(other than Borrower)] has agreed, pursuant to a Guaranty and Security Agreement of even date herewith in favor of Lender (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”), to guarantee the Obligations (as defined in the Loan Agreement) of Borrower; and

WHEREAS, Grantor is party to the Guaranty and Security Agreement pursuant to which Grantor is required to execute and deliver this [Copyright] [Patent] [Trademark] Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce Lender to enter into the Loan Agreement and to induce Lender to make its extensions of credit to Borrower thereunder, Grantor hereby agrees with Lender as follows:

Section 1. Defined Terms. Capitalized terms used herein without definition are used as defined in the Guaranty and Security Agreement.

Section 2. Grant of Security Interest in [Copyright] [Trademark] [Patent] Collateral. Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of Grantor, hereby mortgages, pledges and hypothecates to Lender, for the benefit of itself and the other Secured Parties, and grants to Lender, for the benefit of itself and the other Secured Parties, a Lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of Grantor (the “[Copyright] [Patent] [Trademark] Collateral”):

(a) [all of its Copyrights and all IP Licenses and IP Ancillary Rights providing for the grant by or to Grantor of any right under any Copyright, including, without limitation, those referred to on Schedule 1 hereto;

(b) all renewals, reversions and extensions of the foregoing; and

(c) all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

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or

(a) [all of its Patents and all IP Licenses and IP Ancillary Rights providing for the grant by or to Grantor of any right under any Patent, including, without limitation, those referred to on Schedule 1 hereto;

(b) all reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions of the foregoing; and

(c) all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

(a) [all of its Trademarks and all IP Licenses and IP Ancillary Rights providing for the grant by or to Grantor of any right under any Trademark, including, without limitation, those referred to on Schedule 1 hereto, but excluding any “intent to use” Trademark applications for which a statement of use has not been filed (but only excluding such applications until such statement is filed);

(b) all renewals and extensions of the foregoing;

(c) all goodwill of the business connected with the use of, and symbolized by, each such Trademark; and

(d) all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

Section 3. Guaranty and Security Agreement. The security interest granted pursuant to this [Copyright] [Patent] [Trademark] Security Agreement is granted in conjunction with the security interest granted to Lender pursuant to the Guaranty and Security Agreement and Grantor hereby acknowledges and agrees that the obligations, rights and remedies of Grantor and of Lender with respect to the security interest in the [Copyright] [Patent] [Trademark] Collateral made and granted hereby are more fully set forth in the Guaranty and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

Section 4. Grantor Remains Liable. Grantor hereby agrees that, anything herein to the contrary notwithstanding, Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their [Copyrights] [Patents] [Trademarks] and IP Licenses subject to a security interest hereunder.

Section 5. Counterparts. This [Copyright] [Patent] [Trademark] Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

Section 6. Governing Law. This [Copyright] [Patent] [Trademark] Security Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to any principle of conflicts of law that could require the application of the law of any other jurisdiction.

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IN WITNESS WHEREOF, Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTOR] as Grantor

By:
Name:
Title:

ACCEPTED AND AGREED
as of the date first above written:

BIOPHARMA SECURED INVESTMENTS III HOLDINGS CAYMAN LP, as Lender

By: Pharmakon Advisors, LP, its Investment Manager

By: Pharmakon Management I, LLC, its General Partner

By
Name:
Title:

[SIGNATURE PAGE TO [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT]

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SCHEDULE I

TO

[COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT

[Copyright] [Patent] [Trademark] Registrations

1.	REGISTERED [COPYRIGHTS] [PATENTS] [TRADEMARKS]

[Include Registration Number and Date]

2.	[COPYRIGHT] [PATENT] [TRADEMARK] APPLICATIONS

[Include Application Number and Date]

3.	[IP LICENSES

[Include complete legal description of agreement (name of agreement, parties and date)]]